Exhibit 4.4

EXECUTION COPY

COLONIAL REVOLVER NOTE

December 3, 2018	$28,750,000	Bentonville, Arkansas

COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Borrower”), for value received, hereby unconditionally promise to pay to the order of FIRST TENNESSEE BANK, NATIONAL ASSOCIATION (“Lender”), the principal sum of TWENTY-EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($28,750,000), or such lesser amount as may be advanced by Lender as Colonial Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Second Amended and Restated Loan and Security Agreement dated as of December 12, 2016, among Borrower, America’s Car Mart, Inc., an Arkansas corporation, Texas Car-Mart, Inc., a Texas corporation, America’s Car-Mart, Inc., a Texas corporation, Bank of America, N.A., as Agent, Lead Arranger and Book Manager, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Colonial Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Colonial Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

This Note is executed in renewal, amendment and restatement of, but not in novation, extinguishment, discharge or satisfaction of the indebtedness evidenced by, all prior Colonial Revolver Note(s) made by Colonial Auto Finance, Inc., an Arkansas corporation, payable to the order of FIRST TENNESSEE BANK, NATIONAL ASSOCIATION (as such note(s) has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Note(s)”). All amounts outstanding under the Prior Note(s) as of the date hereof are outstanding under the Loan Agreement and due and payable in accordance with the terms of the Loan Agreement and this Note.

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IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

COLONIAL AUTO FINANCE, INC., an Arkansas corporation By: __/s/ Vickie D. Judy_________________ Name: Vickie D. Judy Title: Secretary

Colonial Revolver Note

Signature Page